Exhibit 99

FOR IMMEDIATE RELEASE

April 22, 2004

CenterState Banks of Florida, Inc. Announces

First Quarter 2004 Operating Results

WINTER HAVEN, FL. – April 22, 2004 — CenterState Banks of Florida, Inc. (NASDAQ SYMBOL: CSFL) reported net income of $1,753,000, or $0.51 per share, for the three month period ending March 31, 2004, compared to $527,000, or $0.15 per share, for the same period last year. Included in the current quarter’s earnings, was a $1,844,000 ($1,150,000 after tax of $694,000) gain on the sale of two Lake County (Florida) branches. The branch sale included approximately $21 million of loans, $24 million of deposits and all of the related fixed assets (book value of approximately $1.6 million). On a pro forma basis, which excludes the gain on the sale of the branches, net income would have been approximately $603,000, or $0.18 per share, compare to $527,000, or $0.15 per share for the same period last year. All per share amounts are expressed on a diluted basis.

Condensed consolidated balance sheets (unaudited) at March 31, 2004 and December 31, 2003, along with condensed consolidated income statements (unaudited) for the three month periods ending March 31, 2004 and 2003 are presented below. The Company paid a quarterly dividend of $0.06 per share on March 31, 2004 to all shareholders of record on March 15, 2004.

Condensed Consolidated Balance Sheets (unaudited)

Amounts in thousands of dollars

	03/31/04	12/31/03
Cash and due from banks	23,498	24,843
Fed funds and money market	70,816	46,216
Investments	109,071	95,357
Loans	398,375	413,898
Allowance for loan losses	(5,163)	(4,850)
Other assets	33,565	33,432

TOTAL ASSETS	$630,162	$608,896

Deposits	545,376	538,235
Other borrowings	39,122	27,465
Other liabilities	1,906	1,233
Stockholders’ equity	43,758	41,963

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$630,162	$608,896

Condensed Consolidated Income Statements (unaudited)

Amounts in thousands of dollars (except per share data)

Three month periods ending March 31

	2004	2003
Net interest income	4,905	4,248
Provision for loan losses	(435)	(302)

Net interest income after loan loss provision	4,470	3,946
Non interest income	3,078	1,176
Non interest expense	(4,756)	(4,286)

Income before income tax	2,792	836
Income tax expense	(1,039)	(309)

NET INCOME	$1,753	$527

EPS (basic)	$0.52	$0.16
EPS (diluted)	$0.51	$0.15

Excluding sale of branches
Net Income (pro forma)	$603	$527
EPS (basic) (pro forma)	$0.18	$0.16
EPS (diluted) (pro forma)	$0.18	$0.15

Reconciliation between Net Income and Pro Forma Net Income (i.e. excluding branch sale)

Amounts in thousands of dollars, except per share data		per share basic	per share diluted
Net Income	$1,753	$0.52	$0.51
Gain on sale of branches, net of tax of $694, or $0.21 and $0.20 per share, basic and diluted respectively	(1,150)	$(0.34)	$(0.33)

Pro Forma Net Income	$603	$0.18	$0.18

CenterState Banks of Florida, Inc. is a multi bank holding company which operates through four wholly owned subsidiary banks with nineteen full service locations and four mini-locations in seven counties throughout Central Florida. The Company’s four subsidiary banks include First National Bank of Osceola County, Community National Bank of Pasco County, First National Bank of Polk County, and CenterState Bank of Florida.

The Company’s stock is listed on the NASDAQ national market under the symbol CSFL. Request for information regarding the purchase or sale of the common stock can be addressed to Advest, Inc. (866-273-6661), FIG Partners, LLC (866-344-2657)., or Ryan Beck & Co. (800-793-7226). For additional information contact James J. Antal, CFO, at 863-293-2600.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements related to future events, other future financial performance or business strategies, and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends”, “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.

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